RATIO OF EARNINGS TO FIXED CHARGES                                                                                         EXHIBIT
                                                                                                                                12
( in thousands )                                                              Three                               Nine
                                                                              months                             months
                                                                              ended                               ended
                                                                            September                           September
                                                                               30,                                 30,
                                                                     1995               1994           1995                 1994


EARNINGS AS DEFINED:
Earnings from operations before income taxes after
     eliminating undistributed earnings of 20%- to
     50%-owned affiliates                                        $   49,774         $   50,274    $     171,690         $  190,138
Fixed charges excluding capitalized interest and
     preferred stock dividends of majority-owned
     subsidiary companies                                             3,724              5,440           12,689             17,425

Earnings as defined                                              $   53,498         $   55,714    $     184,379         $  207,563

FIXED CHARGES AS DEFINED:
Interest expense, including amortization of
     debt issue costs                                            $    2,475         $    3,919    $       8,875         $   13,191
Interest capitalized                                                    183                                 270
Portion of rental expense representative
     of the interest factor                                           1,249              1,209            3,814              3,512
Preferred stock dividends of majority-owned
     subsidiary companies                                                20                 20               60                 60
Share of interest expense related to guaranteed debt
     50%-owned affiliated company                                                          312                                 722

Fixed charges as defined                                         $    3,927         $    5,460    $      13,019         $   17,485

RATIO OF EARNINGS TO FIXED CHARGES                                    13.62              10.20            14.16              11.87

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